CVR Partners Names Mark A. Pytosh
As Chief Executive Officer

SUGAR LAND, Texas (April 16, 2014) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced that Mark A. Pytosh has been named president and chief executive officer of the partnership’s general partner, CVR GP, LLC, effective May 5, 2014. He will be based at the partnership’s headquarters in Sugar Land.

Pytosh was appointed as a director of CVR GP in June 2011. He will continue to serve as a director and the chairman of the environmental, health and safety committee.

“In addition to Mark’s proven leadership as a member of the partnership’s Board of Directors, his extensive finance experience and familiarity with our business will serve the partnership well,” said Jack Lipinski, executive chairman of CVR GP and chief executive officer and president of CVR Energy, Inc. (NYSE: CVI), which owns the general partner and approximately 53 percent of the common units of CVR Partners.

Pytosh most recently served as executive vice president and chief financial officer for Tervita Corporation, based in Alberta, Canada. Formerly known as CCS Corporation, Tervita is a leading North American environmental and energy services company.

From 2006 to 2010, Pytosh served as senior vice president and chief financial officer for Covanta Energy Corporation, which owns and operates energy-from-waste power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia. Prior to Covanta, he served as executive vice president from 2004 to 2006, and chief financial officer from 2005 to 2006, for Waste Services, Inc., an integrated solid waste services company.

Prior to joining the renewable energy and waste industries, Pytosh spent 18 years in the investment banking industry working with a broad range of clients in the environmental services, automotive, construction equipment and a variety of other industrial sectors. From 2000 to 2004, Pytosh was a managing director in investment banking at Lehman Brothers where he led the firm’s global industrial group. Prior to joining Lehman Brothers, he was managing director at Donaldson, Lufkin & Jenrette where he led the firm’s environmental services and automotive industry groups.

Pytosh holds a bachelor’s degree in chemistry from the University of Illinois, Urbana-Champaign. He currently serves on the Board of Directors for the University of Illinois Foundation.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:
Media Relations:
Angie Dasbach
281-207-3550
MediaRelations@CVRPartners.com